EXHIBIT 107

Calculation of Filing Fee Table

F-10

(Form Type)

Ero Copper Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Forward Registered and Carry Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (no par value)		(1)	(1)	—	—	—
	Debt	Debt Securities		(1)	(1)	—	—	—
	Other	Subscription Receipts		(1)	(1)	—	—	—
	Other	Share Purchase Contracts		(1)	(1)	—	—	—
	Other	Units		(1)	(1)	—	—	—
	Other	Warrants		(1)	(1)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$1,000,000,000 (2)	$110.20 per $1,000,000	$110,200
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,000,000,000		$110,200
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$110,200

1) There are being registered under the Registration Statement to which this exhibit pertains (this “Registration Statement”) such indeterminate number of common shares, debt securities, subscription receipts, share purchase contracts, units, and warrants of Ero Copper Corp. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$1,000,000,000 (or its equivalent in any other currency used to denominate the securities).

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.